UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 25, 2013

ACCELRYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27188	33-0557266
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer identification number)
5005 Wateridge Vista Drive, San Diego, California 92121-1761
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (858) 799-5000
N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 25, 2013, the Board of Directors (the “Board”) of Accelrys, Inc. (the “Company”) elected Heidi Melin to serve as a Class III director of the Company for a term commencing on such date and expiring at the Company's 2016 annual meeting of stockholders. In addition to serving on the Board, Ms. Melin will also serve on the Board's Human Resources Committee and Governance and Nominating Committee.
Ms. Melin currently serves as the Chief Marketing Officer of Plex Systems, Inc., a cloud ERP technology company. Previously, Ms. Melin was the Senior Vice President and Chief Marketing Officer of Eloqua. Prior to Eloqua, Ms. Melin was responsible for the global marketing team at Taleo and held senior marketing positions at Polycom, Hyperion and Peoplesoft. Ms. Melin holds a bachelor's degree in political science and organizational psychology from Willamette University.
In connection with her service as a director, Ms. Melin will enter into the Company's standard form of director indemnification agreement and will receive an annual retainer of $40,000 per year, paid quarterly, and a fee of $1,500 per committee meeting attended.  In addition, the Board awarded Ms. Melin 8,152 restricted stock units of the Company's common stock pursuant to the Company's 2011 Stock Incentive Plan.  The award is effective as of, and will commence vesting on, July 25, 2013 and will, subject to Ms. Melin remaining a member of the Board, vest on the one year anniversary of the grant.
Ms. Melin was not appointed to the Board pursuant to any arrangement or understanding between her and any other person. Ms. Melin has not been a party to, nor has she had a direct or indirect material interest in, any transaction with the Company during our current or preceding fiscal year.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.

By:	/s/ Jason Gray
Jason Gray
Senior Vice President and General Counsel
Date: July 25, 2013

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